FOR IMMEDIATE RELEASE

STAMFORD INDUSTRIAL GROUP ANNOUNCES RESULTS FOR THE THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2008

•	Revenues of $41.5 million for third quarter 2008; up 47.2% from 2007
•	Full year revenue guidance increased to $135 - $145 million
•	Full year EPS before non-cash items guidance increased to $0.29 - $0.32

Stamford, CT, November 10, 2008 — Stamford Industrial Group, Inc. (OTC: STMF.PK. “SIG” or the “Company”), announced today financial results for the third quarter and nine months ended September 30, 2008.

Third Quarter Consolidated Results

Consolidated revenue was $41.5 million, an increase of 47.2% or $13.3 million for the third quarter ended September 30, 2008, compared to $28.2 million for the third quarter ended September 30, 2007. The increase in revenue is primarily due to increased demand for our products from existing customers resulting in higher sales volume, increased spending in commercial and industrial construction and infrastructure building end markets, price increases to customers and an increase in average scrap selling prices.

Net income for the third quarter ended September 30, 2008 was $4.4 million or $0.09 per diluted share versus $0.6 million or $0.01 per diluted share in the third quarter last year. Diluted earnings per share before non-cash benefits and expenses for the third quarter ended September 30, 2008 was $0.12 per share.

Cash provided by operating activities was $3.7 million for the third quarter ended September 30, 2008 compared to a cash usage of $0.1 million in the same quarter of the previous year.

Total debt was reduced $3.5 million in the quarter to $26.3 million compared to $29.8 million as of the prior quarter.

Stamford Industrial Group’s Chief Executive Officer Al Weggeman commented, “We are pleased with the third quarter financial results. We experienced solid growth rates in our product lines that support global infrastructure OEM equipment customers, such as crane manufacturers. We experienced a more moderate growth rate in our component products that support the aerial work platform and material handling OEM end markets. Our gross margin of 21.9% in the third quarter was up from 18.1% in the same quarter of 2007, however due to higher raw material steel costs, lower scrap selling prices, and less favorable product mix it was lower than the 26.3% gross margin from the prior quarter. In terms of guidance for the rest of 2008, based on current market visibility and customer build forecasts we are raising our full-year 2008 revenue guidance to the range of approximately $135 to $145 million, from the previous range of $130 to $140 million. We are raising our guidance for full-year 2008 diluted earnings per share before non-cash benefit and expenses to the range of approximately $0.29 to $0.32 per share, from the previous range of $0.23 to $0.27 per share. With respect to 2009, we are in the process of developing our budget.”

Year to Date Consolidated Results

Consolidated revenue was $116.3 million, an increase of 37.8% or $31.9 million for the nine months ended September 30, 2008, compared to $84.4 million for the nine months ended September 30, 2007. The increase in revenue is primarily due to increased demand for our products from existing customers resulting in higher sales volume, increased spending in commercial and industrial construction and infrastructure building end markets, price increases to customers and an increase in average scrap selling prices.

Net income for the nine months ended September 30, 2008 was $42.5 million or $0.88 per diluted share versus $2.7 million or $0.06 per diluted share for the nine months ended September 30, 2007.  Diluted earnings per share before non-cash benefits and expenses for the nine months ended September 30, 2008 was $0.30 per share compared to guidance for the full year 2008 of $0.23 to $0.27 per diluted share.

Cash provided by operating activities was $4.5 million for the nine months ended September 30, 2008 compared to cash provided of $0.6 million for the nine months ended September 30, 2007.

Total debt was reduced by $4.5 million to $26.3 million for the nine months ended September 30, 2008 compared to $30.8 million as of December 31, 2007.

Guidance

The Company’s revised anticipated full year 2008 financial performance is as follows:

•
From revenues of approximately $130 to $140 million to $135 to $145 million, representing approximately 23% to 32% growth from 2007, with fully diluted earnings per share of approximately $0.86 to $0.89.

•
Fully diluted earnings per share before non-cash benefits and expenses of approximately $0.29 to $0.32 per share, which excludes non-cash benefits and expenses of approximately $27.6 million or $0.57 per share. Below is a reconciliation of the projected 2008 diluted earnings per share to the projected 2008 diluted earnings per share before non-cash benefits and expenses.

Reconciliation of GAAP EPS to Non-GAAP EPS
(unaudited)
	2008 Projected
	( in millions)	(per share Diluted)
Net income - Diluted EPS	$41.4 to 42.8	$0.86 - 0.89
Deferred stock compensation expense	0.7	0.02
Depreciation and amortization expense	2.2	0.04
Related party stock expense	0.8	0.02
Tax benefit, net	(31.3)	(0.65)
Total non-cash (benefit) expenses:	$(27.6)	$(0.57)
Net income - Diluted EPS before non-cash benefits and expenses	$13.8 - 15.2	$0.29 - 0.32

Working capital is expected to be reduced by $6.0 to $8.0 million in the fourth quarter 2008 and anticipate reducing debt by $4.0 to $5.0 million in the same period.

Capital expenditures for the full year 2008 are expected to be approximately $0.9 million.

Use of Non-GAAP Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company also believes that presentation of certain non-GAAP measures, i.e., EBITDA, Adjusted EBITDA, Free Cash Flow and EPS before non-cash benefits and expenses, provides useful information for the understanding of its ongoing operations and enables investors to focus on period-over-period operating performance, and thereby enhances the user’s overall understanding of the Company’s current financial performance relative to past performance and provides, to the nearest GAAP measures, a better baseline for modeling future earnings expectations. Non-GAAP measures are reconciled to comparable GAAP financial measures in the financial tables within this press release. The Company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results, and are not necessarily comparable to similar measures provided by other companies.

Conference Call Scheduled For November 10, 2008, At 4:30 P.M. (Eastern Standard Time)

The Company will host a conference call on Monday, November 10th at 4:30 p.m. Eastern Daylight Time. The call will compare Stamford Industrial Group’s consolidated results of operations for the third quarter and nine months ended September 30, 2008 to the consolidated results of operations for the third quarter and nine months ended September 30, 2007. The conference call will be followed by a question-and-answer session. To participate in this call, dial (866) 901-2585 any time after 4:20 p.m. Eastern Standard Time. International callers should dial (404) 835-7099.

About Stamford Industrial Group, Inc.

Stamford Industrial Group, Inc. is working to build a diversified global industrial manufacturing group through organic and acquisition growth initiatives that will complement and diversify existing business lines. Concord Steel, Inc., a wholly-owned subsidiary of Stamford Industrial Group, acquired in October 2006, is a leading independent manufacturer of steel counter-weights and structural weldments that are incorporated into a variety of industrial equipment, including aerial work platforms, cranes, elevators and material handling equipment.

Additional information about Stamford Industrial Group, Inc. can be found at http://www.Stamfordig.com.

Forward-looking Statements

This press release includes “forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. The Company may use words such as "anticipates," "believes," "plans," "expects," "intends," "future," and similar expressions to identify forward-looking statements. These forward-looking and other statements, which are not historical facts, are based largely upon our current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by such forward-looking statements. These risks and uncertainties include, among others, our inability to secure necessary financing, our ability to implement our acquisition growth strategy and integrate and successfully manage any businesses that we acquire, our ability to continue to grow revenues in our operating divisions, our ability to use our net operating loss carry forward, changes in the Company’s relationship with customers, changes in the demand for counterweights or the growth of the construction industry, changes in our relationship with our unionized employees, the current economic downturn and its effect on the credit and capital markets as well as the industries and customers that use our products, decline in the business of our customers, reductions to our deferred tax assets or recognition of such assets, the price of steel, and other factors described in the “Risk Factors” section of the Company's filings with the Securities and Exchange Commission, including the Company's latest annual report on Form 10-K and most recently filed Forms 8-K and 10-Q, which may be obtained at our web site at www.stamfordig.com or the Securities and Exchange Commission’s web site at www.sec.gov.

For more information, contact:
Albert W. Weggeman, CEO
(203) 428-2200
AWeggeman@Stamfordig.com

Jonathan LaBarre, CFO
(203) 428-2200
JLaBarre@Stamfordig.com

- Tables follow -

STAMFORD INDUSTRIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007

Revenues	$41,484	$28,197	$116,342	$84,382
Cost of revenues	32,366	23,102	90,594	69,540
Gross margin	9,118	5,095	25,748	14,842
Operating expenses:
Sales and marketing	517	368	1,460	1,043
General and administrative	2,856	2,933	9,454	8,028
Related party stock compensation	262	132	713	394
Total operating expenses	3,635	3,433	11,627	9,465

Income from operations	5,483	1,662	14,121	5,377

Other (expense) income:
Interest income	—	—	1	6
Interest expense	(198)	(720)	(1,492)	(1,935)
Other income (expense)	5	—	48	(139)
Total other expense, net	(193)	(720)	(1,443)	(2,068)

Income before taxes	5,290	942	12,678	3,309

Provision (benefit) for income taxes	845	331	(29,828)	636
Net income	$4,445	$611	$42,506	$2,673

Basic net income per share	$0.11	$0.01	$1.02	$0.06
Shares used in basic calculation	41,904	41,717	41,866	41,690

Diluted net income per share	$0.09	$0.01	$0.88	$0.06
Shares used in diluted calculation	48,600	48,826	48,090	48,578

-More-

STAMFORD INDUSTRIAL GROUP, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	September 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$610	$1,236
Accounts receivable, net	18,491	8,341
Inventories	25,367	13,825
Deferred tax asset	5,505	2,684
Prepaid expenses and other current assets	48	496
Total current assets	50,021	26,582

Property, plant and equipment, net	8,397	8,608

Deferred financing costs, net	530	645
Intangible assets, net	19,738	20,524
Deferred tax asset	33,608	5,368
Other assets	205	210
Total assets	$112,499	$61,937

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$3,786	$5,286
Current portion of long-term debt	4,000	4,000
Accounts payable	17,865	7,768
Accrued expenses and other liabilities	3,583	2,742
Income taxes payable	586	73
Total current liabilities	29,820	19,869

Long-term debt, less current portion	18,533	21,533
Other long-term liabilities	1,308	889
Total liabilities	49,661	42,291

Commitments and contingencies

Stockholders’ equity:
Preferred stock — $.0001 par value; 5,000 shares authorized; no shares issued or outstanding	—	—
Common stock — $.0001 par value; 100,000 shares authorized; 42,101 and 41,801 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	3	3
Additional paid-in capital	247,032	246,346
Accumulated deficit	(184,197)	(226,703)
Total stockholders’ equity	62,838	19,646
Total liabilities and stockholders’ equity	$112,499	$61,937

-More-

STAMFORD INDUSTRIAL GROUP, INC.
RECONCILIATION OF NET INCOME AS REPORTED TO ADJUSTED EBITDA (UNAUDITED)
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007

Net income	$4,445	$611	$42,506	$2,673
Taxes	845	331	(29,828)	636
Interest expense, net	198	720	1,491	1,929
Other (income) expense	(5)	—	(48)	139
Income from operations	5,483	1,662	14,121	5,377
Depreciation - Cost of revenues	171	106	495	241
Depreciation - Operating expense	106	19	300	50
Amortization	262	186	786	786
EBITDA	6,022	1,973	15,702	6,454
Deferred stock-based compensation	82	575	558	2,001
Incentive compensation	158	76	518	243
Related party consulting fee	125	125	375	375
Related party stock fee	262	132	713	394
Adjusted EBITDA	$6,649	$2,881	$17,866	$9,467

EBITDA represents earnings before interest, taxes, depreciation and amortization and other special items. Adjusted EBITDA includes EBITDA and additonal non-cash items of deferred stock-based compensation, incentive compensation, Kanders & Company stock and cash fees. Adjusted EBITDA is presented in the earnings release because management believes that Adjusted EBITDA, as defined above, is a common alternative to measure value and performance. We cannot assure you that this measure is comparable to similarly titled measures presented by other companies.

-More-

The following chart reconciles net income and diluted earnings per share on a GAAP basis to net income and diluted earnings per share before non-cash benefits and expenses for the three months ended September 30, 2008:

Reconciliation of GAAP EPS to Non-GAAP EPS	September 30, 2008
(unaudited)	Three Months Ended
	(unaudited)
	(in millions)	(per share Diluted)
Net income - Diluted EPS	$4.4	$0.09
Deferred stock compensation expense	0.1	-
Depreciation and amortization expense	0.5	0.01
Related party stock expense	0.3	0.01
Tax provision, net	0.4	0.01
Total non-cash (benefit) expenses:	$1.3	$0.03
Net income - Diluted EPS before non-cash benefits and expenses	$5.7	$0.12

The following chart reconciles net income and diluted earnings per share on a GAAP basis to net income and diluted earnings per share before non-cash benefits and expenses for the nine months ended September 30, 2008:

Reconciliation of GAAP EPS to Non-GAAP EPS	September 30, 2008
(unaudited)	Nine Months Ended
	(unaudited)
	(in millions)	(per share Diluted)
Net income - Diluted EPS	$42.5	$0.88
Deferred stock compensation expense	0.6	0.01
Depreciation and amortization expense	1.6	0.03
Related party stock expense	0.7	0.02
Tax benefit, net	(31.0)	(0.64)
Total non-cash (benefit) expenses:	$(28.1)	$(0.58)
Net income - Diluted EPS before non-cash benefits and expenses	$14.4	$0.30